Exhibit 4.1

HE HACKETT GROUP, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

(Amended and Restated as of February 17, 2022)

The Hackett Group, Inc., a Florida corporation (the “Company”), sets forth herein the terms of its amended and restated 1998 Stock Option and Incentive Plan (the “Plan”) as follows:

1. PURPOSE

The Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers, key employees, outside directors and other persons, and to motivate such officers, key employees, outside directors and other persons to serve the Company and its Affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, key employees, outside directors and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards (as each is defined herein) in accordance with the terms hereof. Stock Options granted under the Plan may be non-qualified Stock Options or Incentive Stock Options, as provided herein, except that Stock Options granted to Outside Directors (as defined in Section 2.22) shall in all cases be non-qualified Stock Options. The Plan is intended to comply with Section 162(m) of the Code.

2. DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements, as defined below), the following definitions shall apply:

2.1 “Affiliate” of, or person “affiliated” with, a person means any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act.

2.2 “Award Agreement” means the Stock Option agreement, Restricted Stock agreement, Restricted Stock Unit agreement, Stock Appreciation Right agreement, Other Award agreement or other written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

2.3 “Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Exchange Act.

2.4 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning, with respect to a Grantee, as set forth in any employment agreement between the Company or any Affiliate and the Grantee; provided, however, that in the absence of an employment agreement containing such definition, “Cause” means, with respect to a Grantee:

(a)

the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers;

(b)	conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute;

(c)	substantial and repeated failure to perform Grantee’s duties, and such failure is not cured within 30 days after the Grantee receives notice thereof;

(d)	gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries; or

(e)	any breach of any confidentiality, non-solicitation or non-competition agreement to which Grantee is bound.

2.7 “Change of Control” means (A) any Person, other than any Person who is a Beneficial Owner of the Company’s securities before the Effective Date, becomes, after the Effective Date, the Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; (B) during any two-year period, individuals who at the beginning of such period constitute the Board (including, for this purpose, any director who after the beginning of such period filled a vacancy on the Board caused by the resignation, mandatory retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period) cease for any reason to constitute a majority thereof; (C) notwithstanding clauses (A) or (E) of this paragraph, the Company consummates a merger or consolidation of the Company with or into another corporation, the result of which is that the Persons who were stockholders of the Company at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the corporation surviving or resulting from the merger or consolidation or of a corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation; (D) the sale in one or a series of transactions of all or substantially all of the assets of the Company; or (E) the consummation of a tender or exchange offer whereby any Person acquires Beneficial Ownership of 40% or more of the total number of voting shares of the Company, unless the Board has made a determination that such action does not constitute and will not constitute a material change in the Persons having control of the Company.

Notwithstanding the foregoing, with respect to an award that is subject to Section 409A of the Code where the payment or settlement of the award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Grant unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended and the regulations and guidelines promulgated thereunder.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of the Company or any affiliate of the Company, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act, the applicable rules of the NASDAQ National Market and all other applicable rules and regulations (in each case as amended or superseded from time to time); provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code or Section 16(b) of the Exchange Act, any actions taken or Grants made by the Committee shall not be invalidated by such failure to so qualify.

2.10 “Company” means The Hackett Group, Inc.

2.11 “Effective Date” means April 23, 1998, the date on which the Plan was adopted by the Board.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.13 “Exercise Price” means (i) in the case of a Stock Option, the purchase price for each share of Stock subject to an Option or (ii), in the case of a Stock Appreciation Right, the value from which Stock appreciation will be measured.

2.14 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the NASDAQ National Market, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

2.15 “Family Members” means the any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew,  mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

2.16 “Grant” means an award of an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Other Awards under the Plan.

2.17 “Grant Date” means, as determined by the Board or authorized Committee, (i) the date as of which the Board or such Committee approves a Grant, (ii) the date on which the recipient of such Grant first becomes eligible to receive a Grant or (iii) such other date as may be specified by the Board or such Committee.

2.18 “Grantee” means a person who receives or holds an Option, Restricted Stock, Restricted Stock Units, Stock Appreciate Rights or Other Awards under the Plan.

2.19 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.20 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.21 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.22 “Other Award” means any form of award (other than an Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right) granted pursuant to Section 13.

2.23 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.24 “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.25 “Plan” means this The Hackett Group, Inc. 1998 Stock Option and Incentive Plan.

2.26 “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions or conditions pursuant to Section 12.2 hereof.

2.27 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 12 hereof, that are subject to restrictions and to a risk of forfeiture.

2.28 “Restricted Stock Unit” means a unit awarded to a Grantee pursuant to Section 12 hereof, which represents a conditional right to receive a share of Stock in the future, and which is subject to restrictions and to a risk of forfeiture.

2.29 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended, and the regulations and guidelines promulgated thereunder.

2.30 “Service Provider” means a consultant or adviser to the Company, a manager of the Company’s properties or affairs, or other similar service provider or affiliate of the Company, and employees of any of the foregoing, as such persons may be designated from time to time by the Board.

2.31 “Stock” means the common stock, par value $0.001 per share, of the Company.

2.32 “Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 7.1.

2.33 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.34 “Termination Date” shall be the date upon which an Option or Stock Appreciation Right shall terminate or expire, as set forth in Section 10.2 hereof.

3. ADMINISTRATION OF THE PLAN

3.1 Board.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation, by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation, by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Grant or any Award Agreement shall be made in its sole discretion and shall be final, binding and conclusive on all parties having an interest herein.

3.2 Committee.

The Board from time to time may delegate to a Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and in other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation, by-laws of the Company and applicable law. In the event that the Plan, any Grant or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive on all parties having an interest herein. As permitted by law, the Committee may delegate its authority under the Plan to a member of the Board of Directors or an executive officer of the Company.

3.3 Grants.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority (i) to designate Grantees, (ii) to determine the type or types of Grant to be made to a Grantee, (iii) to determine the number of shares of Stock to be subject to a Grant, (iv) to establish the terms and conditions of each Grant (including, but not limited to, the exercise price of any Option or Stock Appreciation Right, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options), (v) to prescribe the form of each Award Agreement evidencing a Grant, and (vi) to amend, modify, or supplement the terms of any outstanding Grant. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan, but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. As a condition to any subsequent Grant, the Board shall have the right, at its discretion, to require Grantees to return to the Company Grants previously awarded under the Plan. Subject to the terms and conditions of the Plan, any such new Grant shall be upon such terms and conditions as are specified by the Board at the time the new Grant is made. Notwithstanding any of the foregoing to the contrary, the Board shall not have discretion to accelerate the vesting of any Grant, except in the event of a Grantee’s death or permanent disability, or upon a Change of Control or other extraordinary corporate transaction.

3.4 No Liability.

Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s certificate of incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

4. STOCK SUBJECT TO THE PLAN

4.1 Plan Limits.

Subject to adjustment in accordance with Section 18, the maximum number of shares of Stock that may be issued for all purposes under the Plan shall be the aggregate of (i) 23,567,536 shares and (ii) any shares of Stock that are represented by awards previously granted by the Company, including awards granted under The Hackett Group, Inc. 1998 Stock Option Plan and The Hackett Group, Inc. Restricted Stock Plan as of the Effective Date. Stock to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Stock subject to the Plan may be issued as Incentive Stock Options. The maximum number of shares of Stock that may be granted pursuant to grant of (i) Restricted Stock, (ii) Restricted Stock Units or (iii) Other Awards shall not exceed 19,730,237.

4.2 Share Counting.

For purposes of determining the number of shares of Stock that remain available for issuance (“Stock Available for Issuance”) under the Plan, (i) any Stock that is tendered by a Grantee or withheld by the Company to pay the exercise price of a Grant or to satisfy the Grantee’s tax withholding obligations in connection with the exercise or settlement of a Grant and (ii) all of the Stock covered by a stock-settled Stock Appreciation Right to the extent exercised shall not be added back to the total Stock Available for Issuance under the Plan. In addition, the number of shares of Stock corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Stock (including, without limitation, cash) shall be added back to the aggregate Stock Available for Issuance and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

5. EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall be effective as of the Effective Date. The Plan has no termination date; however, no Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the date the Plan was last approved by stockholders.

6. AWARD AGREEMENT

Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing a Grant of Options shall specify whether such Options are intended to be non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed non-qualified Stock Options.

7. OPTION GRANTS AND STOCK APPRECIATION RIGHTS

7.1 Company or Subsidiary Employees.

Grants of Stock Options (including Grants of Incentive Stock Options) and Stock Appreciation Rights may be made under the Plan to any employee of, or Service Provider or employee of a Service Provider providing, or who has provided, services to, the Company or of any Subsidiary, including any such employee who is an officer or director of the Company or of any Subsidiary, as the Board shall determine and designate from time to time. Stock Options and Stock Appreciation Rights are intended to constitute “performance-based compensation” as that term is used in Section 162(m) of the Code.

7.2 Successive Grants.

An eligible person may receive more than one Grant of Stock Options or Stock Appreciation Rights, subject to such restrictions as are provided herein.

8. LIMITATIONS ON GRANTS

8.1 Limitation on Shares of Stock Subject to Grants.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, no person eligible for a Grant hereunder may be awarded Options or Stock Appreciation Rights in any calendar year exercisable for greater than 1,000,000 shares of Stock (subject to adjustment as provided in Section 18 hereof). During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the maximum number of shares of Restricted Stock or Restricted Stock Units that can be awarded under the Plan to any person eligible for a Grant hereunder is 400,000 per calendar year (subject to adjustment as provided in Section 18 hereof).

8.2 Limitations on Incentive Stock Options.

No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the Grant Date is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date of the shares of Stock subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the Grant Date. No Grantee shall be granted any Incentive Stock Option which would result in such Grantee receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the Grant Date, that would be exercisable for the first time by such Grantee during any calendar year. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

9. EXERCISE PRICE OF OPTIONS AND STOCK APPRECIATION RIGHTS

The Exercise Price of each Option and Stock Appreciation Right shall be fixed by the Board and stated in the Award Agreement evidencing such Option or Stock Appreciation Right. The Exercise Price shall be no lower than the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Company’s outstanding Stock), the Exercise Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than the greater of the par value or 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Exercise Price of any Option or Stock Appreciation Right be less than the par value of a share of Stock.

10. VESTING, TERM AND EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

10.1 Vesting and Exercise Period.

Subject to Sections 10.2 and 18.3 hereof, each Option and Stock Appreciation Right granted under the Plan shall vest and become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 10.1, fractional numbers of shares of Stock subject to an Option or Stock Appreciation Right shall be rounded down to the next nearest whole number.

10.2 Term.

Each Option and Stock Appreciation Right granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option or Stock Appreciation Right (the “Termination Date”); provided, however, that in the event that the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding Stock), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

10.3 Termination of Employment or Other Relationship.

Except and unless as set forth in an Award Agreement or other employment agreement, upon the termination of a Grantee’s employment or other relationship with the Company other than by reason of “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any Option or Stock Appreciation Right or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 10.1 hereof shall terminate immediately, and any Option or Stock Appreciation Right or portion thereof that has vested in accordance with the provisions of Section 10.1 hereof but has not been exercised shall terminate at the close of business on the 90th day following the Grantee’s termination of employment or other relationship (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday), unless the Board, in its discretion, extends the period during which the Option or Stock Appreciation Right may be exercised (which period may not be extended beyond the original term of the Option or Stock Appreciation Right). Upon termination of an Option or Stock Appreciation Right or portion thereof, the Grantee shall have no further right to receive shares of Stock pursuant to such Option or Stock Appreciation Right or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties having an interest herein. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with the Company or any other Service Provider, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company occurs shall be determined by the Board or Committee, which determination shall be final, binding and conclusive on all parties having an interest herein.

10.4 Rights in the Event of Death.

Except and unless as set forth in an Award Agreement or other employment agreement, if a Grantee dies while employed by or providing services to the Company, all Options and Stock Appreciation Rights granted to such Grantee shall fully vest on the date of death, and the executors or administrators or legatees or distributees of such Grantee’s estate shall have the right, at any time within one year after the date of such Grantee’s death (or such longer period as the Board, in its discretion, may determine prior to the expiration of such one-year period) and prior to termination of the Option or Stock Appreciation Rights pursuant to Section 10.2 above, to exercise any Option or Stock Appreciation Right held by such Grantee at the date of such Grantee’s death.

10.5 Rights in the Event of Disability.

Except and unless as set forth in an Award Agreement or other employment agreement, if a Grantee’s employment or other relationship with the Company is terminated by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Options and Stock Appreciation Rights shall continue to vest, and shall be exercisable to the extent that they are vested, for a period of one year after such termination of employment or service (or such longer period as the Board, in its discretion, may determine prior to the expiration of such one-year period), subject to earlier termination of the Option or Stock Appreciation Right as provided in Section 10.2 above. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties having an interest herein.

10.6 Limitations on Exercise of Options and Stock Appreciation Rights.

Notwithstanding any other provision of the Plan, in no event may any Option or Stock Appreciation Right be exercised, in whole or in part after ten years following the date upon which the Option or Stock Appreciation Right is granted, or after the occurrence of an event referred to in Section 18 hereof which results in termination of the Option or Stock Appreciation Right.

10.7 Method of Exercise.

An Option or Stock Appreciation Right that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Board. Such notice shall specify the number of shares of Stock with respect to which the Option or Stock Appreciation Right is being exercised and, with respect to Options only, shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised.

The minimum number of shares of Stock with respect to which an Option or Stock Appreciation Right may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available under the Option or Stock Appreciation Right at the time of exercise. In the case of an Option, payment of the Exercise Price for the shares purchased shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held for at least six months and which shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; (iii) by a combination of cash and Stock equal in value to the Exercise Price, (iv) through net share settlement or similar procedure involving the withholding of Stock subject to the Option with a value equal to the Exercise Price or (v) by such other means as the Board may authorize. With respect to Stock Appreciation Rights, the appreciation distribution with respect to the SAR may be paid to the Grantee, at the discretion of the Board, by any of the following methods: (a) shares of Common Stock; (b) cash; or (c) in any combination of shares of Common Stock and cash. Payment to a Grantee pursuant to a Stock Appreciation Right shall be made within thirty (30) days of exercise and in no event later than March 15 of the calendar year following the calendar year of exercise.

An attempt to exercise any Option or Stock Appreciation Right granted hereunder other than as set forth above shall be invalid and of no force and effect. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully issued to such individual. Except as provided in Section 18 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance. With respect to Stock Appreciation Rights, the Company may, in its sole discretion, award dividend equivalent rights to the Grantee on the shares of stock underlying the portion of the Stock Appreciation Right that has vested as of the date the dividend is declared. The right to receive such dividend equivalents, if granted, will be set forth in the applicable Stock Appreciation Right Award Agreement.

10.8 Prohibition on Repricing of Options and Stock Appreciation Rights.

Notwithstanding anything in the Plan to the contrary, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being canceled or surrendered as a condition of receiving a new Grant if the new Grant would have a lower exercise price than the Grant it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted. The foregoing shall not prevent adjustments pursuant to Section 18.

11. TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

11.1 General Rule.

Except as provided in Section 11.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option or Stock Appreciation Right. Except as provided in Section 11.2, no Option or Stock Appreciation Right shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

11.2 Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer all or part of an Option or Stock Appreciation Right that is not an Incentive Stock Option to (i) any Family Member, (ii) a trust or trusts for the exclusive benefit of any Family Member, or (iii) a partnership in which Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of transferred Options and Stock Appreciation Rights are prohibited except those in accordance with this Section 11.2 or by will or the laws of descent and distribution. Following transfer, any such Option or Stock Appreciation Right shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 11.2 hereof the term “Grantee” shall be deemed to refer the transferee. The events of termination of the employment or other relationship of Section 10.3 hereof shall continue to be applied with respect to the original Grantee, following which the Option or Stock Appreciation Right shall be exercisable by the transferee only to the extent, and for the periods specified in Sections 10.3, 10.4 or 10.5.

12. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

12.1 Grant of Restricted Stock or Restricted Stock Units.

The Board may from time to time grant Restricted Stock or Restricted Stock Units to persons eligible to receive Grants hereunder, subject to such restrictions, conditions and other terms as the Board may determine.; provided, however, that in no event shall any portion of a Grant of Restricted Stock or Restricted Stock Units made under the Plan vest prior to the first anniversary of the grant date,

12.2 Restrictions.

At the time a Grant of Restricted Stock or Restricted Stock Units is made, the Board shall establish a period of time (the “Restricted Period”) applicable to such Restricted Stock or Restricted Stock Units. Each Grant of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a Grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Restricted Stock Units.

12.3. Performance-Based Grants.

The Committee may determine whether any Grant of Restricted Stock or Restricted Stock Units under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Grants designated to be “performance-based compensation” shall be conditioned on the achievement of one or more performance targets, to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The performance targets that may be used by the Committee for such Grants will be comprised of specified levels of one or more of the following as the Committee deems appropriate: costs, expense targets, market share, net income, revenue, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating income growth, net operating profit, return on assets, return on net assets, sales, total shareholder return, relative total shareholder return (versus an index or peer group), Stock price, return on equity, return on capital, total earnings, operating earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) calculated on a pro-forma basis or based on generally accepted accounting principles, basic or diluted earnings per share or earnings per share growth calculated on a pro-forma basis or based on generally accepted accounting principles, operating efficiency ratios, economic value added, cash flow return on investment, free cash flow, net cash provided by operations, gross margin, internal rate of return, or a combination thereof. The performance targets may be described in terms of objectives that are related to the individual Grantee or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

The Grantees will be designated, and the applicable performance targets will be established, by the Committee within ninety (90) days following the commencement of the applicable performance period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Grantee will be assigned a target number of shares of Stock payable if performance targets are achieved. Any payment of a Grant with performance targets shall be conditioned on the written certification of the Board or Committee in each case that the performance targets and any other material conditions were satisfied. The Board or Committee may determine, at the time a Grant is made, that if performance exceeds the specified performance targets, the Grant may be settled with payment greater than the target number of shares of Stock, but in no event may such payment exceed the limits set forth in Section 8.1. In the event that all members of the Committee are not “outside directors” as that term is defined in Section 162(m) of the Code, the grant and terms of Grants intended to qualify as “performance-based compensation” will be made, and the Grant will be administered, by a subcommittee of the Committee or the Board of Directors consisting of two or more “outside directors” for purposes of Section 162(m) of the Code.

12.4 Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

12.5 Rights of Holders of Restricted Stock Units.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a Grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

12.6 Termination of Employment or Other Relationship.

Upon the termination of the employment of a Grantee with the Company or a Service Provider or of a Service Provider’s relationship with the Company, in either case other than, in the case of individuals, by reason of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any shares of Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed cancelled and forfeited, unless the Board, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties with an interest herein. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with the Company or any other Service Provider, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final, binding and conclusive on all parties with an interest herein.

12.7 Rights in the Event of Death.

If a Grantee dies while employed by the Company or a Service Provider, or while serving as a Service Provider, all Restricted Stock or Restricted Stock Units granted to such Grantee shall fully vest on the date of death, and the shares of Stock represented thereby shall be deliverable in accordance with the terms of the Plan to the executors, administrators, legatees or distributees of the Grantee’s estate.

12.8 Rights in the Event of Disability.

If a Grantee’s employment or other relationship with the Company or a Service Provider, or while serving as a Service Provider, is terminated by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Restricted Stock or Restricted Stock Units that would have vested during the twelve (12) month period following the termination of employment had the Grantee remained employed shall be deemed to have vested in accordance with the applicable Award Agreement (or such longer period as the Board, in its discretion, may determine prior to the expiration of such one-year period), subject to the earlier forfeiture of such Restricted Stock or Restricted Stock Units in accordance with the terms of the applicable Award Agreement. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties with an interest herein.

12.9 Delivery of Stock and Payment Therefor.

Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units shall lapse. Receipt of the Stock by the Grantee is conditioned upon payment by the Grantee to the Company, in cash or by check, of the aggregate par value of the shares of Stock represented by such Restricted Stock or Restricted Stock Units.

13. OTHER AWARDS

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Grants not described above that the Board or Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Grants may provide for cash payments based in whole or in part on the value or future value of Stock, for the acquisition or future acquisition of Stock, or any combination thereof.

14. RECOUPMENT

Notwithstanding anything in the Plan to the contrary, all Grants made under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of a Grant shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time or as set forth in an Award Agreement.

15. PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Other Award held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

16. REQUIREMENTS OF LAW

16.1 General.

The Company shall not be required to sell or issue any shares of Stock under any Grant if the sale or issuance of such Stock would constitute a violation by the Grantee, any other individual exercising an Option or Stock Appreciation Right, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option or stock-settled Stock Appreciation Right pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any Option or stock-settled Stock Appreciation Right or the delivery of any shares of Restricted Stock or Stock underlying Restricted Stock Units, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option or stock-settled Stock Appreciation Right may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive on all parties with an interest herein. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or any other issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2 Section 162(m) of the Code.

The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Board or Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Grant, compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this Plan would cause Grants that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to do so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan with respect to such Grant, but the other provisions hereof shall remain in full force and effect.

17. AMENDMENT AND TERMINATION OF THE PLAN

17.1 General.

Subject to applicable laws, rules and regulations, the Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Grants have not been made; provided, however, that no termination, amendment, modification or suspension shall: (i) be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the NASDAQ National Market, and (ii) materially and adversely alter or impair the rights of a Grantee in any Grant previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Grant under the Plan without the consent of a Grantee to the extent it deems necessary or desirable: (a) to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 18), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of the Grantee taking actions in “competition with the Company,” as defined in the applicable Award Agreement. Furthermore, the Company may annul a Grant if the Grantee is an employee of the Company or an Affiliate and is terminated “for cause” as defined in the applicable Award Agreement. Except as permitted under this Section 17 or Section 18 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Grant theretofore awarded under the Plan.

17.2 Section 409A of the Code.

To the extent that the Board determines that any Grant made under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Grant shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Agreement, if the Board determines that any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause a Grant to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, the Board may modify or amend such provision of the Plan or Award Agreement without consent of the Grantee in any manner the Board deems reasonable or necessary. In making such modifications the Board shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Board may have pursuant to the Plan shall not be applicable to a Grant that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

18. EFFECT OF CHANGES IN CAPITALIZATION

18.1 Changes in Stock.

Notwithstanding any provision of the Plan or any Award Agreement, if the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of securities or other consideration for which Grants of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, the number and kind of securities or other consideration for which Grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or Stock Appreciation Rights shall not change the aggregate Exercise Price payable with respect to shares that are subject to the unexercised portion of an Option or Stock Appreciation Right outstanding but shall include a corresponding proportionate adjustment in the Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Unless otherwise determined by the Board, such adjusted Grants shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Grant is subject.

18.2 Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs.

Subject to Section 18.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change of Control occurs, any Option or Stock Appreciation Right theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or Stock Appreciation Right would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Exercise Price per share so that the aggregate Exercise Price thereafter shall be the same as the aggregate Exercise Price of the shares remaining subject to the Option or Stock Appreciation Right immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing a Grant of Restricted Stock or Restricted Stock Units, any restrictions applicable to such Grants shall apply as well to any replacement awards received by the Grantee as a result of the reorganization, merger or consolidation.

18.3 Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control.

Subject to the exceptions set forth in the last sentence of this Section 18.3, (i) upon the occurrence of a Change of Control, all outstanding shares of Restricted Stock and Restricted Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Restricted Stock Units shall be deemed to have lapsed, immediately prior to the occurrence of such Change of Control, and (ii) fifteen days prior to the scheduled consummation of the Change of Control, all Options and Stock Appreciation Rights outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days. Any exercise of an Option or a Stock Appreciation Right during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any Change of Control, the Plan and all outstanding but unexercised Options and Stock Appreciation Rights shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and Stock Appreciation Rights not later than the time at which the Company gives notice thereof to its shareholders. This Section 18.3 shall not apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the continuation of the Plan or the assumption of the Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards theretofore granted, or for the substitution for such Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards of new options, restricted stock, restricted stock units, stock appreciation rights and other awards covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, in which event the Plan and Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards theretofore granted shall continue in the manner and under the terms so provided or (B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of this Section 18.3. In the event a Grantee’s Grant is assumed, continued, or substituted for in accordance with the immediately preceding sentence, and his or her employment or service is terminated without Cause within twelve (12) months following the consummation of such Change of Control, the Grantee shall be immediately vested in the unvested portion of his or her Grant as of such termination of employment or service. For the avoidance of doubt, the immediately preceding provision shall apply to all Grants under the Plan, regardless of when granted.

18.4 Adjustments.

Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive on all parties with an interest herein. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

18.5 No Limitations on Company.

The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

19. DISCLAIMER OF RIGHTS

No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or a Service Provider either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Grant awarded under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option or stock-settled Stock Appreciation Right except to the extent exercised.

20. NONEXCLUSIVITY OF THE PLAN

Nothing herein shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of Stock Options otherwise than under the Plan.

21. UNFUNDED PLAN

The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Stock, cash or other form of payment in connection with a Grant, nothing contained herein shall give any Grantee any rights that are greater than those of a general unsecured creditor of the Company.

22. WITHHOLDING TAXES

The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or Restricted Stock Units or upon the issuance of any shares of Stock upon the exercise of an Option or stock-settled Stock Appreciation Right. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Subsidiary, as the case may be, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Subsidiary, which may be withheld by the Company or the Subsidiary, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Subsidiary shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 22 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

23. CAPTIONS

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

24. OTHER PROVISIONS

In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

25. NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

26. SEVERABILITY

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

27. GOVERNING LAW

The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Florida.